UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 1, 2009
RXI PHARMACEUTICALS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)
60 Prescott Street, Worcester, MA 01605

(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (508) 767-3861
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
(e) On January 1, 2009, RXi Pharmaceuticals Corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Tod Woolf, who will continue to serve as the Company’s President and Chief Executive Officer. Dr. Woolf’s prior employment agreement with the Company expired on December 31, 2008. Under the Agreement, Dr. Woolf is entitled to an annual base salary of $375,000 and may be eligible for an annual bonus and grants of stock options as determined by the Company in its sole discretion. The Agreement expires on December 31, 2009, but may be terminated by the Company or Dr. Woolf at any time. If the Company terminates Dr. Woolf’s employment without cause (as defined in the Agreement), or if Dr. Woolf terminates his employment for good reason (as defined in the Agreement), Dr. Woolf will be entitled to the salary and any stock options that would otherwise have been payable or would otherwise have vested for the period of time which is equal to the earlier of either (i) the twelve-month anniversary of his termination date or (ii) the remainder of the term of the Agreement, but in no event less than 6 months.
     The above description is not complete and is qualified in its entirety by reference to the Agreement, a copy of which are filed with this report as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1	Employment Agreement effective as of January 1, 2009 between RXi Pharmaceuticals Corporation and Tod Woolf.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RXI PHARMACEUTICALS CORPORATION

Date: January 7, 2009	By:	/s/ Stephen J. DiPalma

	Name:	Stephen J. DiPalma
	Title:	Chief Financial Officer

Index to Exhibits
10.1	Employment Agreement effective as of January 1, 2009 between RXi Pharmaceuticals Corporation and Tod Woolf.